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Exhibit 2.1

EXHIBIT 2.1

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CHIME INC REVISED APA

ASSET PURCHASE AGREEMENT

by and between

David W. Carickhoff, as chapter 7 trustee of the

BANKRUPTCY ESTATE OF WAVE SYSTEMS CORP.

and

CHIME INC., as Buyer

Dated as of April 4, 2016

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TABLE OF CONTENTS

(continued)

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SCHEDULE

Schedule 1.1(a)	Domain Name

i

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April    , 2016 (the “Effective Date”), is made by and between DAVID W. CARICKHOFF, as chapter 7 trustee of estate of Wave Systems Corp., Debtor under Case No. 16-10284 (KJC) (the “Seller” or “Trustee”), and CHIME INC., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 10.

BACKGROUND INFORMATION

A. Wave Systems Corp. (the “Debtor”) commenced a voluntary bankruptcy case under chapter 7 of title of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on February 1, 2016 (the “Petition Date”). Thereafter, the Trustee was appointed as the chapter 7 trustee of the Debtor.

B. Prior to the Petition Date, the Debtor engaged in the design, development, licensing and sale of certain software solutions for the Trusted Platform Module (TPM) worldwide market (collectively, the “Business”) at various locations.

C. Buyer desires to purchase the Acquired Assets (as defined below) from Seller, and Seller desires to sell, convey, assign and transfer to Buyer, the Acquired Assets, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with §§ 105 and 363 and other applicable provisions of the Bankruptcy Code.

D. The Acquired Assets are assets of the Debtor’s bankruptcy estate (“Estate”), which are to be purchased and assumed by Buyer pursuant to an order of the Bankruptcy Court approving such sale pursuant to §§ 105, 363 and 365 of the Bankruptcy Code in a form reasonably acceptable to Buyer and Seller (the “Sale Order”), all in the manner and subject to the terms and conditions set forth in this Agreement, the Sale Order, and in accordance with other applicable provisions of the Bankruptcy Code.

E. The execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1. Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall acquire from Seller, all of the Estate’s right, title and interest in, to and under the following property, free and clear of all liens, claims and encumbrances, except as provided herein below (the “Acquired Assets”).

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(a) all right, title and interest in the website, domain name and URL owned by Seller as listed on Schedule 1.1 (a) (the “Domain Name”).

Section 1.2. Excluded Assets. Any assets owned by the Estate which are not specifically identified above as being part of the Acquired Assets are deemed to be “Excluded Assets”, including but not limited to (i) trademarks, trade names, certification marks, service marks, trade dress and other source indicators owned by the Estate; (ii) copyrights; (iii) patents; (iv) customer names, addresses and email addresses; (v) physical items and electronic items; (vi) any other Intellectual Property Rights of the Estate; (vii) cash; (viii) deposits; (ix) accounts receivable; (x) insurance; (xi) rights in insurance; (xii) avoidance actions; and (xiii) other Estate causes of action. For clarity, Buyer is purchasing only the Domain Name identified on Schedule 1.1(a).

Section 1.3. No Assumed and Assigned Contracts. Other than as may be required in connection with transferring all rights, title and interest in the Acquired Assets, Buyer is not assuming or assigning any of Seller’s obligations under any contracts.

Section 1.4. Assumption of Liabilities. At the Closing, Buyer shall assume, and Buyer hereby agrees to thereafter pay, perform and discharge when due, all liabilities and obligations arising on or after the Closing Date, which relate to or arise from the Acquired Assets; provided, however, that Buyer shall have no liability whatsoever or be deemed to have assumed any liabilities or obligations arising prior to the Closing Date and which relate to or arise from the Acquired Assets which shall at all times remain the responsibility of the Estate.

ARTICLE 2. CONSIDERATION

Section 2.1. Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets is $415,000 USD in cash (the “Purchase Price”), which price shall be payable and deliverable in accordance with Section 3.3.

Section 2.2. Deposit. Concurrently with the execution and delivery of this Agreement, Buyer shall pay to Seller an amount equal to $20,750 as a deposit (the “Deposit”). If this Agreement is terminated without the Closing occurring, the Deposit shall be disbursed in accordance with Section 8.1(f). If the Closing occurs, the Deposit shall be applied (without interest) towards the Purchase Price.

Section 2.3. 363 Sale. The Seller will seek approval and entry of the Sale Order pursuant to the motion filed by Seller under Section 363 of the Bankruptcy Code on February 26, 2016 (Docket No. 29) (the “Sale Motion”).

ARTICLE 3. CLOSING AND DELIVERIES

Section 3.1. Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place within three (3) days after entry of the Sale Order (conditioned upon the Bankruptcy Court making a finding under Fed. R. Bankr. P 6004(h)) and if not, then on the first business day following the date on which the Sale Order becomes a final and non-appealable order), and no later than April 22, 2016 (the “Closing Date”), at a place as agreed to by the parties.

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Section 3.2. Seller’s Deliveries. At the Closing, the sale, transfer, assignment and delivery by Seller of the Acquired Assets to Buyer, as herein provided, shall be free and clear of all liens, claims and encumbrances and shall be effected on the Closing Date by an assignment and other instruments of transfer and conveyance, as well as the electronic transfer of all files and records of Seller relating to the Acquired Assets excluding any representations, warranties or covenants (other than those expressly set forth herein) and shall otherwise be consistent with the terms of this Agreement reasonably satisfactory in form and substance to counsel for Buyer.

Section 3.3. Buyer’s Deliveries. At the Closing:

(a) Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds in accordance with instructions provided by the Seller;

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Corporate Organization. Debtor is in a chapter 7 proceeding in the Bankruptcy Court Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite power and authority to consummate the transactions contemplated hereby.

(b) Authorization and Validity. Seller has all requisite power and authority to enter into this Agreement and, subject to the Bankruptcy Court’s entry of the Sale Order, to carry out his obligations hereunder and thereunder. This Agreement has been duly executed by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order, constitutes valid and binding obligations, enforceable against the Estate in accordance with their terms.

(c) Litigation. The Seller is not aware of any claims, actions, suits, proceedings or investigations pending or threatened concerning the Acquired Assets.

(d) Disclaimer of other Representations and Warranties. The Seller makes no representation or warranty, express or implied, at law or in equity, regarding the Acquired Assets, or any assets, liabilities or operations, including, without limitation, with respect to capacity, condition, design, fitness for any particular purpose, merchantability, operation or quality, and any such other representations or warranties are hereby expressly disclaimed. Seller expressly disclaims any representation or warranty, express, statutory, or implied, as to: (i) the content, character, or nature of any descriptive memorandum, report, brochure, chart, or statement prepared by third parties and relating to the Debtor or the Acquired Assets; (ii) any estimates of the value of the Acquired Assets, or future revenues generated by the Acquired Assets; (iii) the condition, quality, suitability, prior use, or design of the Acquired Assets; (iv) the merchantability or fitness for a particular purpose of the Acquired Assets; (v) the validity, enforceability, restriction-free nature, or transferability of the Acquired Assets; (vi) the rights any licensee may have under 11 U.S.C. § 365(n);or (vii) any other materials or information that may have been made available or communicated to Buyer or its Affiliates, or their employees, agents, consultants, representatives, or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE ACQUIRED ASSETS

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VIOLATE OR INFRINGE ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT, WHETHER SOUNDING IN PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK, WHETHER KNOWN OR UNKNOWN TO SELLER. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN “AS-IS, WHERE-IS” BASIS AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

Section 4.2. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Corporate Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets.

(b) Authorization and Validity of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary corporate action by the board of directors (or equivalent) of Buyer, and no other corporate action on the part of Buyer is necessary to authorize such execution, delivery and performance. This Agreement has been or will be duly executed by Buyer and constitutes, or will when executed constitute, its valid and binding obligation, enforceable against it in accordance with its terms.

(c) No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not and will not violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent documents) of Buyer and does not and will not violate any provision of law, or any order applicable to Buyer, nor will it result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

(d) Consents and Approvals. The execution, delivery and performance of this Agreement does not and will not require the consent or approval of, or filing with, any government or any other Person except (i) as may be required to be obtained by Buyer after the Closing in order to own or operate the Acquired Assets; (ii) for entry of the Sale Order by the Bankruptcy Court; or (iii) for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby.

(e) Investigation by Buyer. Buyer has conducted its own independent review and analysis of the Acquired Assets and the Assumed Liabilities. Buyer has conducted its own independent review of all Orders of, and all motions, pleadings, and other submissions to, the Bankruptcy Court in connection with Bankruptcy Case. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (i) acknowledges that neither Seller nor any of its Affiliates or Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information

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provided or made available to Buyer or its Affiliates or Related Persons, except for the representations and warranties contained in Section 4.1 (which are subject to the limitations and restrictions contained in this Agreement); and (ii) agrees, to the fullest extent permitted by law, that none of Seller, its Affiliates or any of their respective Related Persons shall have any liability or responsibility whatsoever to Buyer or its Affiliates or Related Persons on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its Affiliates or Related Persons (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of Seller set forth in this Agreement, except, with regard to Seller, for the representations and warranties contained in Section 4.1 and, with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement.

Section 4.3. Warranties Exclusive. The parties acknowledge that the representations and warranties contained in Article 4 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed. Without limiting the foregoing Buyer acknowledges that the Acquired Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED. WITHOUT LIMITING THE FOREGOING THE BUYER ACKNOWLEDGES THAT SELLER AND SELLER’S AFFILIATES AND THEIR RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS, (III) ANY OF DEBTOR’S PATENTS, COPYRIGHTS, TRADE SECRETS, DOMAIN NAMES, TRADEMARKS, LICENSES IN, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF DEBTOR, INCLUDING, BUT NOT LIMITED TO, ANY SOFTWARE USED IN THE BUSINESS, (IV) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS OR (V) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE CONDITION OF THE ACQUIRED ASSETS INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH ANY FEDERAL TRADE COMMISSION LAWS OR OTHER LAWS.

Section 4.4. Survival of Representations and Warranties. None of the representations or warranties of Seller set forth in this Agreement or in any certificate delivered pursuant to Section 7.2(a) shall survive the Closing.

ARTICLE 5. COVENANTS AND OTHER AGREEMENTS.

Section 5.1. Covenants of Seller.

(a) At the request and the sole expense of Buyer, at any time after the Closing Date, Seller shall promptly execute and deliver such documents, and take other acts, as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.

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Section 5.2. Covenants of Buyer.

(a) At the request of Seller, at any time after the Closing Date, Buyer shall promptly execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.

(b) Buyer agrees to remove all Acquired Assets and associated documents and records pertaining to such Acquired Assets from the locations, including the collocation facility, within two weeks of Closing but in no event later than April 30, 2016. In the event any of the Acquired Assets remain at any location beyond April 30, 2016, Buyer shall be responsible for the associated rent until the items are removed.

Section 5.3. Bankruptcy Matters. Seller and Buyer shall use commercially reasonable efforts to cooperate, assist and consult with each other to secure the entry of the Sale Order following the date hereof, and to consummate the transactions contemplated by this Agreement, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and furnishing any testimony regarding the transactions contemplated hereby.

ARTICLE 6. TAXES.

Section 6.1. Taxes Related to Purchase of Assets. All federal, state and local sales, transfer, gains, excise, value-added or other similar Taxes, if any, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets, and are not exempt under § 1146(a) of the Bankruptcy Code, shall be paid by Buyer. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Seller agrees to assist Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 6.2. Cooperation on Tax Matters.

(a) Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters. All tax refunds due or which may be claimed relative to the Acquired Assets or otherwise shall belong to the Trustee on behalf of the Estate and are not part of the Acquired Assets.

(b) Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets that are in

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existence on the Closing Date and transferred to Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Acquired Assets, for a period of at least three years from the Closing Date. In addition, from and after the Closing Date, Buyer agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to the books, records, documents and other information relating to the Acquired Assets as Seller may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) administer or complete the administration of the Debtor’s case under chapter 7 of the Bankruptcy Code. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Acquired Assets.

Section 6.3. Allocation of Purchase Price and Purchase Price Allocation Forms. Buyer and Seller agree to allocate the Purchase Price and the Assumed Liabilities among the Acquired Assets as reasonably determined by the parties (the “Allocation”). Seller and Buyer will cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in Section 1060 of the Code on a basis consistent with the Allocation, and the Allocation shall be reflected on any Tax Returns required to be filed as a result of the transactions contemplated hereby.

ARTICLE 7. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES.

Section 7.1. Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions; any one or more of which (other than the condition contained in Section 7.1(c)) may be waived by Seller in its sole discretion:

(a) Representations and Warranties of Buyer. All representations and warranties made by Buyer in Section 4.2 shall be accurate in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date, except for inaccuracies that do not result in a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder, and Seller shall have received a certificate, dated the Closing Date and signed by the president, or equivalent, of Buyer, to that effect.

(b) Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date.

(c) Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer, and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(d) No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

Section 7.2. Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the

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fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 7.2(b)) may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Seller. All representations and warranties made by Seller in Section 4.1 shall be accurate in all material respects on and as of the Closing Date as if again made by Seller on and as of such date, except for inaccuracies that do not result in a Material Adverse Effect.

(b) Consents and Approvals. The Bankruptcy Court shall have entered the Sale Order and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(c) No Violation of Orders. No preliminary or permanent injunction or other order that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

ARTICLE 8. TERMINATION

Section 8.1. Termination: This Agreement may be terminated at any time prior to the Closing Date:

(a) By either Seller or Buyer if the Closing shall not have occurred by April     , 2016; provided, however, that such date may be extended by Seller and Buyer upon mutual agreement.

(b) By either Seller or Buyer upon the entry of an order of the Bankruptcy Court authorizing the sale of the Acquired Assets in a Competing Transaction; provided, however, that Buyer shall not be permitted to terminate this Agreement upon the entry of such an order if Buyer is determined to be the second highest bidder for the Acquired Assets in which case Buyer is required to remain bound by the terms of this Agreement pursuant until the earlier of (1) closing of the Competing Transaction or (2) May 15, 2016.

(c) By Seller if Buyer shall have breached any of its obligations, representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within three (3) Business Days after the giving of written notice by Seller to Buyer specifying such breach.

(d) By Buyer if Seller shall have breached any of its obligations, representations, warranties, covenants or agreements contained in this Agreement, which breach cannot be or has not been cured within three (3) Business Days after the giving of written notice by Buyer to Seller specifying such breach; or

(e) By the mutual written consent of Seller and Buyer.

(f) Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party; provided, however, that in the event this Agreement is terminated

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pursuant to Section 8.1(a) or (c) and Seller is not then in breach of Seller’s obligations hereunder, then Seller shall be entitled to retain the Deposit and all interest thereon as liquidated damages and as its sole and exclusive remedy. In the event of termination of this Agreement for any reason other than pursuant to Section 8.1(c), and provided that Buyer is not then in breach of Buyer’s obligations hereunder, Buyer shall be entitled to return of the Deposit, without any interest thereon. The return of the Deposit by Seller shall be Buyer’s sole remedy in the event of a breach of Sellers’ obligation hereunder.

ARTICLE 9. MISCELLANEOUS.

Section 9.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 9.2. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the United States of America and the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.

Section 9.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall pay any fees, costs, and expenses associated with recording an assignment of any of the Acquired Assets.

Section 9.4. Broker’s and Finder’s Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than GrowthPoint Technology Partners, LLC, whose fees and expenses shall, as between the parties hereto, be the responsibility of Seller and which shall be paid from the proceeds of the Purchase Price, and, insofar as such party knows, no other broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions.

Section 9.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

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Section 9.6. Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the next day Express Mail service maintained by the United States Postal Service; or (iii) on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, certified, postage prepaid and properly addressed, to the party as follows:

If to Seller:

David W. Carickhoff

300 Delaware Avenue, Suite 1100

Wilmington, DE 19801

Attention: David Carickhoff, Esq.

Email: dcarickhoff@archerlaw.com

Additional copy to:

GrowthPoint Technology Partners, LLC

835 Page Mill Road

Palo Alto, CA 94304

Attention: Robert Horstmeyer

Email: rhorstmeyer@growthpointpartners.com

Additional copy to:

Archer & Greiner, P.C.

One Liberty Place

1650 Market Street, 32nd Floor

Philadelphia, PA 19103

Attention: Stephen M. Packman, Esq.

Email: spackman@archerlaw.com

If to Buyer:

Chime Inc.

239 E 5th Street 4B

New York, NY 10003

Attention: Drew Durbin

Email: drew@sendwave.com

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Chime Inc.

239 E 5th Street 4B

New York, N.Y. 10003

Attention: Will Fogel

Email: will@sendwave.com

and

Chime Inc.

Attention: Sid Sridhar

239 E 5th Street 4B

New York, N.Y. 10003

Telephone: (203) 722-0408

Email: sid@sendwave.com

Additional copy to:

Orrick, Herrington & Sutcliffe LLP

400 Capitol Mall, Suite 3000

Sacramento, CA 95814

Attention: Marc Levinson, Esq.

Email: malevinson@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

1152 15th Street, N.W.

Washington, D.C. 20005

Attention: Debbie Felder, Esq.

Email: dfelder@orrick.com

(b) Any party may change its address for the purpose of this Section 9.6 by giving the other party written notice of its new address in the manner set forth above.

Section 9.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 9.8. Public Announcements. Except for any description of the Sale in any motion filed with the Bankruptcy Court, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other Party. The Parties acknowledge that Seller shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order and may file and serve other related notices regarding this Agreement as Seller deems appropriate.

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Section 9.9. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 9.10. Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

Section 9.11. Headings, Interpretation, Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Buyer or Seller, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the parties. The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement. All references to “herein” or “hereof” or “hereunder” and similar phrases shall be broadly construed to refer to the entire Agreement and not merely to the specific clause, section, or article.

Section 9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed counterpart of this Agreement.

ARTICLE 10. DEFINITIONS.

Section 10.1. Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

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“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Wilmington, Delaware are authorized by law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Intellectual Property Rights” means any and all intellectual property rights of whatever nature and in whatever form including rights in all inventions, patents, trademarks, service marks, registered designs, domain names, pending applications for any of the foregoing, trade and business names, brand names, unregistered trademarks and service marks, unregistered designs and rights in designs, trade dress, trade secret, formula, copyrights, database rights and rights in software, moral rights, performers rights, know-how, other intellectual property rights including all permits, and all other similar or equivalent industrial, intellectual or commercial rights or property subsisting under the laws of each and every jurisdiction throughout the world whether registered or not, and whether vested, contingent or future, and all divisions, continuations, continuations-in-part, substitutes, reversions, renewals and extensions of any of the foregoing, and all rights under permits, laws or otherwise in relation to any of the foregoing, as well as the rights to sue for past, present, and future infringement of any and all such intellectual property rights (except as specifically excluded under this Agreement).

“IRS” means the Internal Revenue Service.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement, other than (a) a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any leases; (b) any imperfection of title with respect to any asset that does not materially interfere with the present occupancy, use or marketability of such asset and the continuation of the present occupancy or use of such asset; and (c) such covenants, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, or any other state of facts, that do not materially interfere with the present occupancy or use of an asset.

“Material Adverse Effect” means a state of facts, event, change or effect on the value of the Acquired Assets that results in a material adverse effect on the value of the Acquired Assets taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) any action of the Seller pursuant to any order of the Bankruptcy Court entered prior to the date hereof, including, without limitation, orders entered in connection with the sale of the Seller’s other assets or the liquidation of Seller’s inventory, the implementation of this Agreement, the transactions contemplated by this Agreement, any ancillary agreements or the announcement thereof; (B) changes or conditions affecting the retail industry generally; (C) changes in economic, regulatory or political conditions generally; (D) changes resulting from, or from any motion, application, pleading or order filed related to, the Bankruptcy Cases; or (E) any act(s) of war or of terrorism.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government.

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“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or representatives of any such Person.

“Subsidiary(ies)” means, when used with respect to any specified Person, any other Person (i) of which the specified Person or any Subsidiary thereof is a general partner, (ii) of which the specified Person or a Subsidiary thereof own at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions for such other Person of which owns the specified person or a Subsidiary thereof, or (iii) that is directly or indirectly controlled by the specified Person or any Subsidiary thereof.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CHIME INC.

By:	/s/ Drew Durbin
Name:	Drew Durbin
Title:	Chief Executive Officer

CHAPTER 7 TRUSTEE, Seller

By:
Name:	David W. Carickhoff
Title:	Chapter 7 Trustee of the bankruptcy estate of Wave Systems Corp.

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Schedule 1.1(a)

Domain Name

Domain Name	Expiration Date
wave.com	March 4, 2017

1